Exhibit 10.12

January 30, 2008

Mr. Sayan Navaratnam
Chief Executive Officer
Creative Vistas, Inc.

Dear Mr. Sayan Navaratnam

Re: Potential Financing of Cancable Holding Corp. (the "**Financing**")

VALENS U.S. SPV I, LLC (the "**Investor**") is pleased to confirm its current intention to provide up to $4,000,000 in financing to Cancable Holding Corp. or one of its wholly owned subsidiaries, (the "**Company**") on such terms and conditions as the Company and the Investor shall mutually agree (the "**Financing**"). All proceeds from the Financing shall be used by the Company solely for purposes acceptable to Investor in its sole discretion and shall be on terms and conditions acceptable to the Investor. In addition, Investor reserves the right to allocate its commitment among its affiliates and assign some or all of its rights to and delegate some or all of its responsibilities hereunder to one or more of its affiliates. Investor acknowledges that this letter is being executed in connection with the Warrant Purchase Agreement (the **"Warrant Purchase Agreement"**) between Creative Vistas, Inc., Erato Corporation, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd. and Laurus Master Fund, Ltd.(together, the "**Sellers**"). Creative Vistas, Inc. ("CVAS") has advised us that notwithstanding anything to the contrary contained in the Warrant Purchase Agreement, of the warrants issued by CVAS to purchase 798,750 shares of common stock of CVAS (the "Warrant Purchase"), it considers the warrants to purchase 506,250 shares of common stock of CVAS issued to the Sellers as consideration for the purchase of warrants to purchase 180 Connect Inc. common stock and warrants to purchase 292,500 shares of common stock of CVAS issued to the Sellers in consideration of this letter of intent.

This letter of intent is only an expression of the present intentions of the parties and until both the Company and the Investor sign a definitive agreement, there will not exist any binding legal obligation on the part of any party to consummate a transaction,

(other than the Company's obligation to issue the options to the Investor as contemplated by the terms and provisions hereof). By executing this letter of intent, the Investor and the Company (collectively called the "Parties") hereby agree to proceed in good faith with the negotiation of mutually agreeable documentation for the Financing and this letter of intent.

This letter of intent shall supersede all prior understandings between the Parties with respect to the subject matter hereof. This letter shall only inure to the benefit of the parties hereto and the Investor's assigns. This letter of intent shall not be assignable by the Company without the prior written consent of Investor (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Investor's assigns). This letter of intent may not be amended or waived except by an instrument in writing signed by Company and Investor. This letter of intent may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter of intent by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof. This letter of intent sets forth the entire understanding of the parties with respect thereto as of the date hereof. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. If you are in agreement with the above, please sign a copy of this letter agreement and return the same to the undersigned. Cancable Holding Corp., on behalf of itself and CVAS, hereby acknowledges that each Seller may characterize the issuance of the warrants issued in connection with the Warrant Purchase referenced above in any manner it deems appropriate.

This letter of intent shall terminate on July 31, 2008 unless extended in writing by the parties hereto.

INVESTOR:

VALENS U.S. SPV I, LLC By: Valens Capital Management, LLC	Cancable Holding Corp.
By: /s/Scott Bluestein	By: /s/Sayan Navaratnam
Name: Scott Bluestein	Name: Sayan Navaratnam
Title:	Title: CEO